Exhibit 99.1

Willis Group Reports Fourth Quarter and Full Year 2011 Results

Announces Intention to Buy Back up to $100 Million in Shares;

Quarterly Cash Dividend Increased 3.8%

NEW YORK--(BUSINESS WIRE)--February 14, 2012--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter and year ended December 31, 2011, and announced its intention to buy back up to $100 million in shares and increased its quarterly cash dividend by 3.8% to $0.27 per share, or $1.08 annually.

Highlights of the quarter ended December 31, 2011 include:

  Reported earnings per diluted share from continuing operations of $0.22; adjusted earnings per diluted share from continuing operations of $0.46;
  Reported and organic commissions and fees declined 1% compared with the fourth quarter of 2010;
  Reported operating margin of 12.8%; adjusted operating margin of 18.9%;
  2011 operational review completed;
  Senior credit facility (bank term loan and revolving credit facilities) refinanced, generating interest savings and improved financial flexibility.

Highlights of the year ended December 31, 2011 include:

  Reported earnings per diluted share from continuing operations of $1.24; adjusted earnings per diluted share from continuing operations of $2.75;
  4% reported growth in commissions and fees compared with 2010;
  2% organic growth in commissions and fees compared with 2010;
  Reported operating margin of 17.1%; adjusted operating margin of 22.5%;
  2011 operational review charge of $180 million and savings of approximately $80 million, expected annualized savings of approximately $135 million.

“I’m enormously proud of the work that our management team and all of our associates did to serve our clients and shareholders over the last year, a year in which difficult economic conditions prevailed in many of the geographies in which we operate and in the sectors we serve. While the fourth quarter and, indeed, the full year of 2011 included many achievements for which Willis can be proud, our measure of organic growth demonstrates the challenges that our business endured in the final months of the year and shows where we must improve in 2012,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings.

Mr. Plumeri offered additional commentary about Willis’ business segments and other aspects of the Company’s performance: “Our Global segment achieved strong organic growth, driven by our reinsurance and global specialties businesses. Growth in our International segment was moderated primarily due to the performance of our UK and Ireland retail business which saw its commissions and fees decline by double digits. Our North America segment was once again hampered by declining Loan Protector business results and the effects of a lingering soft economy in the U.S. In addition, the segment was impacted in the quarter by declining retention rates, primarily related to lost legacy HRH business. And finally, our performance was affected by declines in our Associates’ business - Gras Savoye, and some timing issues in Willis Capital Markets & Advisory.”

Reviewing the year as a whole and looking forward to 2012, Mr. Plumeri added the following: “We’re obviously not satisfied with results that show low organic growth and declining adjusted operating margins, especially given the peerless record we’ve established in prior years for such measures. To re-establish that momentum, we’ve made many hard-edged decisions in 2011 as we initiated and completed a far-reaching operational review. A year ago, we told investors that we would review all of our businesses to better align our resources with our growth strategies, and that’s exactly what we did. That review is expected to save us, prospectively, approximately $135 million annually, and we’ll use those savings to continue to invest in growth initiatives that position Willis to compete and win in the months and years ahead. I have no doubt that, in 2012, our businesses that performed well last year will remain strong, and those businesses that must strengthen will do so.”

Fourth Quarter 2011 Financial Results

Reported net income from continuing operations for the quarter ended December 31, 2011 was $39 million, or $0.22 per diluted share, compared with $98 million, or $0.57 per diluted share, in the same period a year ago. Reported net income from continuing operations in 2011 was negatively impacted by a $50 million (or $0.20 per diluted share) charge related to the 2011 operational review, and other items, as detailed later in the release.

Adjusted net income (which excludes the impact of the 2011 operational review and other items as described later in the release) from continuing operations for the quarter ended December 31, 2011 was $81 million, or $0.46 per diluted share, compared with $98 million, or $0.57 per diluted share, in the same period a year ago. Foreign currency movements increased earnings by $0.05 per diluted share in the fourth quarter of 2011 compared with the fourth quarter of 2010.

Total reported revenues for the quarter ended December 31, 2011 were $825 million compared with $833 million for the same period last year, a decrease of 1%. Total commissions and fees were $816 million in the fourth quarter of 2011, down from $823 million in the prior year quarter. Investment income was $8 million in the fourth quarter of 2011, compared to $9 million in the fourth quarter of 2010. Reported commissions and fees were not impacted by foreign currency movements in the fourth quarter of 2011 compared with the fourth quarter of 2010.

Organic commissions and fees declined 1% in the fourth quarter of 2011 compared with the fourth quarter of 2010. Continuing on the trend established earlier in the year, Loan Protector (a non-core business within the North America segment) had a significant negative impact on organic growth in the fourth quarter of 2011. Excluding the impact of Loan Protector, organic commissions and fees grew 1%. Modest net new business growth was offset by a slight decrease in client retention. Rates during the quarter were essentially flat while other market factors such as exposure levels declined slightly.

North America Segment

In the North America segment, reported and organic commissions and fees declined 7% compared with the same period in 2010, negatively impacted by the poor performance of Loan Protector. Excluding the Loan Protector results from both periods, organic commissions and fees declined 3%, compared to the prior year period. The decline in North America excluding Loan Protector was primarily driven by higher than expected loss of business accounts, exacerbated by general economic softness throughout the North America regions. The unexpectedly high loss of business accounts in North America in the fourth quarter of 2011 was primarily due to (i) the lagged effect of lost legacy business related to the HRH acquisition resulting from the expiration of non-compete agreements with departing employees; and (ii) unusually high merger and acquisition activity negatively impacting the North America client base during the quarter. The largest client lost to mergers and acquisition in the quarter accounted for approximately 1% of the decline in organic commissions and fees in the fourth quarter of 2011. Premium rates in the segment were flat, period over period, while exposure levels declined slightly. North America segment operating margin was 20.3% in the fourth quarter of 2011, compared with 25.1% in the fourth quarter of 2010. The decline was primarily driven by lower organic commission and fees.

International Segment

The International business segment reported a 2% increase in reported and organic commissions and fees compared with the same period in 2010. Organic growth in commissions and fees was led by double digit growth in Eastern Europe, while Asia reported high single digit growth. Latin America and Continental Europe both grew mid-single digits. Economic weakness in the UK and Ireland drove a double-digit decline in the Willis UK and Ireland retail business. Operating margin was 26.3% in the fourth quarter of 2011 compared with 32.3% in the year ago period. The decline in International segment operating margin was primarily driven by the impact of investments to support future growth in International and the decline in organic commissions and fees at the UK and Ireland retail business.

Global Segment

The Global segment, which comprises Reinsurance, Global Specialties, Willis Faber & Dumas (formerly known as London Markets Wholesale), and Willis Capital Markets & Advisory, reported 5% growth in commissions and fees in the fourth quarter of 2011 compared with the fourth quarter of 2010. Unfavorable foreign currency movements had a negative 1% impact on commissions and fees during the quarter. Organic growth in commissions and fees was 6% compared with the prior year quarter. Reinsurance grew double digits in a seasonally small quarter driven by strong new business and Global Specialties grew mid-single digits. Growth in Global Specialties was driven by Aerospace, Marine, Financial Solutions and Energy. Growth at Willis Capital Markets & Advisory was negatively impacted by delays in the closing of transactions from the fourth quarter of 2011 to first quarter 2012. Global segment operating margin was 16.3% in the fourth quarter of 2011, compared with 14.7% in the year ago quarter. The increase in Global segment operating margin was primarily driven by growth in organic commissions and fees during the fourth quarter of 2011.

Expenses

Reported salaries and benefits were $512 million in the fourth quarter of 2011, compared with $467 million in the fourth quarter of 2010, an increase of 10%. Reported salaries and benefits, as a percentage of revenues, were 62.1% in the fourth quarter of 2011 compared with 56.1% in the fourth quarter of 2010. Reported salaries and benefits included $36 million of severance and other costs associated with the 2011 operational review charge. Salaries and benefits, excluding the impact of the 2011 operational review charge, as a percentage of revenues were 57.7% in the fourth quarter of 2011.

Incentive compensation included $49 million of amortization of cash retention payments in the fourth quarter of 2011 compared with $31 million in the fourth quarter of 2010. As of December 31, 2011 and December 31, 2010, $196 million and $173 million, respectively, is included in other assets on the balance sheet representing the unamortized portion of cash retention payments.

Reported other operating expenses were $173 million in the fourth quarter of 2011 compared with $153 million in the fourth quarter of 2010. Other operating expenses, as a percentage of revenues, were 21.0% in the fourth quarter of 2011, compared with 18.4% in the fourth quarter of 2010. Other operating expenses included $14 million of expenses associated with the 2011 operational review charge, excluding the impact of the 2011 operational review charge, as a percentage of revenues were 19.3% in the fourth quarter of 2011.

Operating Margin

Reported operating margin was 12.8% for the fourth quarter of 2011 compared with 21.2% for the same period of 2010. Adjusted operating margin (which excludes the impact of the operational review and other items as described in this release) was 18.9% for the quarter ended December 31, 2011 compared with 21.2% a year ago. The decrease in adjusted operating margin was primarily driven by: (i) the decline in organic commissions and fees, most prominently within North America and WUKI; (ii) continued investment in the business to support growth; and (iii) increased amortization of retention awards.

Full Year 2011 Financial Results

Reported net income from continuing operations for the year ended December 31, 2011 was $218 million, or $1.24 per diluted share, compared with $455 million, or $2.66 per diluted share, in 2010. Reported net income from continuing operations in 2011 and 2010 were impacted by certain items, as detailed later in this release.

Adjusted earnings per diluted share from continuing operations was $2.75 for 2011 compared with $2.75 in 2010. Foreign currency movements favorably impacted adjusted earnings per diluted share by $0.11 in 2011 compared with 2010.

Total reported revenues for 2011 were $3.45 billion compared with $3.33 billion for 2010, an increase of 4%. Total commissions and fees were $3.42 billion, up 4% compared with 2010.

Organic growth in commissions and fees was 2% in 2011 compared with 2010. This growth reflected net new business won of 4%. Higher retention of business, together with modest growth in net new business was offset by the combined negative impact from premium rates and other market factors.

Investment income was $31 million, down 18% from $38 million in 2010, driven primarily by lower yields on cash and cash equivalents held and the roll off of hedge positions that had served to cushion the impact of a declining interest rate environment over the past three years. Additional hedge positions will expire in 2012 and we expect that interest income will decline 25% to 30% in 2012.

Reported operating margin was 17.1% for 2011 compared with 22.6% for 2010. Adjusted operating margin was 22.5% for 2011 compared with 23.0% in the prior year.

2011 Operational Review

The Company recorded a pre-tax charge of approximately $50 million (or $0.20 on a per diluted share basis) in the fourth quarter and $180 million (or $0.73 on a per diluted share basis) in the year ended December 31, 2011, related to the previously announced operational review. The full year charge increased from the previously estimated $160 million primarily due to increased head count and facility consolidation in response to the continued economic pressures globally.

The operational review resulted in cost savings of approximately $80 million in 2011 compared to the previously announced estimate of $75 million. The Company expects to deliver incremental cost savings of approximately $55 million in 2012, bringing annualized cost savings to approximately $135 million compared to the previously announced estimate of $115 million to $125 million.

Tax

The income tax rate for the quarter and year ended December 31, 2011, was 12.9% and 15.9%, respectively. The annual effective tax rate on ordinary income for the full year 2011 was approximately 24% compared to 26% for the year ended December 31, 2010.

The income tax rate for the quarter and year ended December 31, 2010, was 20.7% and 23.9%, respectively.

Debt and Capital

During the fourth quarter, Willis successfully refinanced its senior credit facility. The new facility consists of a $300 million 5-year term loan and a $500 million revolving credit facility, both of which are scheduled to mature in December 2016.

Net proceeds from the term loan, together with cash on hand, were used to repay approximately $328 million outstanding on the Company’s previously existing senior term loan that was due to mature in October 2013. At December 31, 2011, the revolving credit facility was undrawn.

During the fourth quarter 2011, the Company wrote-off $10 million of unamortized debt issuance costs related to the previously outstanding senior credit facility.

As of December 31, 2011, cash and cash equivalents totaled $436 million and total debt was $2.37 billion. Total equity was $2.53 billion.

Contingent Compensation in Employee Benefits and Accompanying Administrative Changes

Since 2004, Willis has taken a strong stance against taking contingent commissions in its retail businesses. In July 2011, the Company notified its Employee Benefits clients that in response to market pressures caused by health care reform, a significant number of employee benefits insurers were changing their broker compensation to tiers based on volume and continuing to pay brokers traditional contingent commissions. Willis then announced that in order to remain competitive for its shareholders, it would begin accepting standard compensation based on volume, but would continue to resist traditional contingent commissions and bonus payments. After several months of review under changing market conditions, the Company has concluded that it cannot be fully competitive on Employee Benefits business if it continues to refuse these legal forms of compensation. Consequently, Willis will begin to accept all forms of compensation from Employee Benefits providers effective April 1, 2012. This is a necessary move to ensure its competitive position. As a result of this change in its Employee Benefits business, the Company is also reviewing its corporate policies, public documents, and its compensation disclosure processes generally. Willis will work closely with clients and carriers alike to implement these changes, and will continue to always act with integrity and in its clients’ best interests.

Share Buyback

The company intends to buy back up to $100 million in shares in 2012. The buybacks will be made in the open market or through privately-negotiated transactions, from time to time, depending on market conditions. The stock buyback program may be modified, extended or terminated at any time by the Board of Directors. The company has approximately $925 million remaining under its existing buyback authorization.

Dividends

At its February 2012 Board meeting, the Board of Directors approved a 3.8% increase in the regular quarterly cash dividend from $0.26 per share to $0.27 per share (an annual rate of $1.08 per share). The dividend is payable on April 13, 2012 to shareholders of record at March 31, 2012.

Outlook and Conclusion

“As we look back, 2011 was an important transitional year for Willis but we’re excited about the future. The announcement of our intention to buy back shares and the increase in our quarterly dividend are reflections of the confidence that our entire organization has in our business model, our strong balance sheet and our ability to continue to generate significant operating cash flows,” stated Mr. Plumeri. “We’re making great progress with the roll-out of new revenue initiatives and everyone at Willis believes that we can do better than we did in 2011. We are working towards delivering improvements in adjusted earnings per share and adjusted operating margin in 2012, recognizing the unpredictability of macroeconomic factors such as interest rates, UK economic weakness and the Eurozone crisis, and the impact of those factors on our financial results. By any measure, we expect our results in 2012 to be significantly better than 2011.”

Conference Call and Web Cast

A conference call to discuss the fourth quarter 2011 results will be held on Wednesday, February 15, 2012, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through March 15, 2012 at 11:59 PM Eastern Time, by calling (800) 216-4454 (domestic) or + 1 (402) 220-3883 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of regional, national or global political, economic, business, competitive, market, environmental and regulatory conditions on our global business operations, including as a result of the Eurozone;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to compete effectively in our industry;
  our ability to implement and realize anticipated benefits of the 2011 operational review or any revenue initiatives;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to retain key employees and clients and attract new business;
  the timing and ability to carry out share repurchases;
  the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes or increases in our pension plan liabilities and funding obligations;
  our ability to continue to manage our significant indebtedness;
  our ability to achieve the expected strategic benefits of transactions;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the US healthcare reform legislation;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  underwriting, advisory or reputational risks associated with non-core operations as well as the significant adverse impact the non-core operations (such as Loan Protector) may have on our operations;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2010 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenues
Commissions and fees	$816	$823	$3,420	$3,293
Investment income	8	9	31	38
Other income	1	1	2	1
Total revenues	825	833	3,453	3,332
Expenses
Salaries and benefits (including share based compensation of $9 million, $13 million, $41 million, $47 million)	512	467	2,089	1,868
Other operating expenses	173	153	635	564
Depreciation expense	18	18	74	63
Amortization of intangible assets	16	18	68	82
Net (gain) / loss on disposal of operations	-	-	(4)	2
Total expense	719	656	2,862	2,579
Operating Income	106	177	591	753
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	-	171	-
Interest expense	44	42	156	166
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	62	135	264	587
Income taxes	8	28	42	140
Income from Continuing Operations before Interest in Earnings of Associates	54	107	222	447
Interest in earnings of associates, net of tax	(11)	(4)	12	23
Income from Continuing Operations	43	103	234	470
Discontinued Operations net of tax	1	-	1	-
Net Income	$44	$103	$235	$470
Net income attributable to noncontrolling interests	(4)	(5)	(16)	(15)
Net Income attributable to Willis Group Holdings plc	$40	$98	$219	$455

Amounts attributable to Willis Group Holdings plc shareholders
Income from Continuing Operations, net of tax	$39	$98	$218	$455
Income from Discontinued Operations, net of tax	1	-	1	-
Net Income attributable to Willis Group Holdings plc	$40	$98	$219	$455

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued) (in millions, except per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Earnings per share – Basic and Diluted
Basic Earnings per Share:
Continuing Operations	$0.22	$0.57	$1.26	$2.68
Discontinued Operations	0.01	-	0.01	-
Net Income attributable to Willis Group Holdings plc shareholders	$0.23	$0.57	$1.27	$2.68
Diluted Earnings per Share:
Continuing Operations	$0.22	$0.57	$1.24	$2.66
Discontinued Operations	0.01	-	-	-
Net Income attributable to Willis Group Holdings plc shareholders	$0.23	$0.57	$1.24	$2.66
Average Number of Shares Outstanding
- Basic	174	171	173	170
- Diluted	176	172	176	171
Shares Issued at December 31 (thousands)	173,830	170,884	173,830	170,884

WILLIS GROUP HOLDINGS plc SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	December 31, 2011	December 31, 2010
Current Assets
Cash & cash equivalents	$436	$316
Accounts receivable, net	938	839
Fiduciary assets	9,249	9,569
Deferred tax assets	34	36
Other current assets	259	340
Total current assets	10,916	11,100

Non-current Assets
Fixed assets, net	406	381
Goodwill and intangibles, net	3,295	3,294
Other intangible assets	420	492
Investments in associates	170	161
Deferred tax assets	22	7
Pension benefits asset	136	179
Other non-current assets	284	233
Total non-current assets	4,733	4,747
Total Assets	$15,649	$15,847

Liabilities and Equity
Current Liabilities
Fiduciary liabilities	$9,249	$9,569
Deferred revenue and accrued expenses	322	298
Income taxes payable	15	57
Short-term debt and current portion of long-term debt	15	110
Deferred tax liabilities	26	9
Other current liabilities	282	266
Total current liabilities	9,909	10,309

Non-current Liabilities
Long-term debt	2,354	2,157
Liability for pension benefits	261	164
Deferred tax liabilities	32	83
Provision for liabilities	196	179
Other non-current liabilities	364	347
Total non-current liabilities	3,207	2,930
Total Liabilities	13,116	13,239

Equity attributable to Willis Group Holdings plc	2,502	2,577
Noncontrolling interests	31	31
Total Equity	2,533	2,608
Total Liabilities and Equity	$15,649	$15,847

WILLIS GROUP HOLDINGS plc SUPPLEMENTAL FINANCIAL INFORMATION (in millions, except per share data) (unaudited)

1.	Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues. We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively, the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2.	Segment Presentation

Effective January 1, 2011 the Company’s internal reporting structure has changed. The primary changes are: Global Markets International, which was previously reported in the international segment, is now reported in the Global segment, and Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. Comparative data has been restated accordingly.

3.	Analysis of Commissions and Fees

The following tables reconcile organic commissions and fees growth by operating segment to the percentage change in reported commissions and fees for the three months and year ended December 31, 2011, respectively:

	Three months ended December 31,			Change attributable to
	2011	2010	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$213	$202	5%	(1)%	-%		6%
North America	322	346	(7)%	-%	-%	(c)	(7)%
International	281	275	2%	-%	-%		2%
Commissions and fees (b)	$816	$823	(1)%	-%	-%		(1)%

	Year ended December 31,			Change attributable to
	2011	2010	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$1,073	$987	9%	2%	-%		7%
North America	1,320	1,369	(4)%	-%	-%	(c)	(4)%
International	1,027	937	10%	5%	-%		5%
Commissions and fees (b)	$3,420	$3,293	4%	2%	-%		2%
(a)	Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(b)	Effective January 1, 2011, the Company’s internal reporting structure has changed. The primary changes are: Global Markets International, previously reported within the International segment, is now reported in the Global segment. In addition, Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. Comparative data has been restated accordingly.

(c)	Included in North America reported commissions and fees were legacy HRH contingent commissions of $nil in the fourth quarter of 2011 compared with $nil in the fourth quarter of 2010 and $5 million in 2011 compared with $11 million in 2010.

Note: Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.
4.	Cash Retention Awards

The Company makes annual cash retention awards to its employees. Employees must repay a proportionate amount of these awards if they voluntarily leave the Company’s employ (other than in the event of retirement or permanent disability) before a certain time period, currently up to three years. The Company makes cash payments to its employees in the year it grants these retention awards and recognizes these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made. The unamortized portion of cash retention awards is recorded within other assets.

The following table sets out the amount of cash retention awards made and the related amortization of those awards for the three months and year ended December 31, 2011 and 2010:
	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Cash retention awards made	$2	$6	$210	$196

Amortization of cash awards (included in Salaries and benefits)	$49	$31	$185	$119

Unamortized cash retention awards (included in other assets)	$196	$173	$196	$173

5.	2011 Operational Review

In the three months and year ended December 31, 2011, the Company incurred expenses totaling $50 million ($36 million or $0.20 per diluted share after tax) and $180 million ($128 million or $0.73 per diluted share after tax), respectively, in connection with the previously announced 2011 operational review.

The following table provides an analysis by expense category:
	Three months ended December 31,	Year ended December 31,
	Pre-tax	Pre-tax
Expense category	2011	2011
Salaries and benefits – severance (a)	$34	$98
Salaries and benefits - other (b)	2	37
Other operating expenses	14	40
Depreciation	-	5
	$50	$180
(a)	Severance costs relate to approximately 400 positions that have been eliminated in the fourth quarter of 2011, including $6 million relating to waived retention awards. Severance costs in 2011, relate to approximately 1,200 positions that have been eliminated, including $9 million relating to waived retention awards.
(b)	Other salaries and benefits costs relate primarily to contract buyouts.

6.	Adjusted Operating Income

The following tables reconcile adjusted operating income to operating income, the most directly comparable GAAP measure, for the three months and year ended December 31, 2011 and 2010, respectively:
	Three months ended December 31,
	2011	2010	% Change
Operating Income, GAAP basis	$106	$177	(40)%
Excluding:
2011 operational review (a)	50	-

Adjusted Operating Income	$156	$177	(12)%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	12.8%	21.2%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	18.9%	21.2%

	Year ended December 31,
	2011	2010	% Change
Operating Income, GAAP basis	$591	$753	(22)%
Excluding:
Net (gain) / loss on disposal of operations	(4)	2
2011 operational review (a)	180	-
FSA regulatory settlement (b)	11	-
Venezuela currency devaluation (c)	-	12
Adjusted Operating Income	$778	$767	1%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	17.1%	22.6%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	22.5%	23.0%
(a)	Charge relating to the 2011 operational review, including $34 million of severance costs relating to the elimination of approximately 400 positions in the fourth quarter of 2011 and $98 million of severance costs related to the elimination of approximately 1,200 for the full year 2011.

(b)	Regulatory settlement with the Financial Services Authority (FSA)

(c)	With effect from January 1, 2010 the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

7.	Adjusted Net Income from Continuing Operations

The following tables reconcile adjusted net income to net income, the most directly comparable GAAP measure, for the three months and year ended December 31, 2011 and 2010, respectively:
	Three months ended December 31,			Per diluted share Three months ended December 31,
	2011	2010	% Change	2011	2010	% Change
Net Income from Continuing Operations, GAAP basis	$39	$98	(60)%	$0.22	$0.57	(61)%
Excluding:
2011 operational review charge, net of tax ($14 million), ($nil) (a)	36	-		0.20	-
Write-off of unamortized debt issuance costs, net of tax ($4 million),($nil)	6	-		0.04
Adjusted Net Income from Continuing Operations	$81	$98	(17)%	$0.46	$0.57	(19)%
Average diluted shares outstanding, GAAP basis	176	172

	Year ended December 31,			Per diluted share Year ended December 31,
	2011	2010	% Change	2011	2010	% Change
Net Income from Continuing Operations, GAAP basis	$218	$455	(52)%	$1.24	$2.66	(53)%
Excluding:
Net (gain) / loss on disposal of operations, net of tax ($nil),($(1) million)	(4)	3		(0.02)	0.02
2011 operational review charge, net of tax ($52 million), ($nil) (a)	128	-		0.73	-
FSA regulatory settlement, net of tax ($nil), ($nil) (b)	11	-		0.06	-
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, net of tax ($50 million), ($nil)	131	-		0.74	-
Venezuela currency devaluation, net of tax ($nil),($nil) (c)	-	12		-	0.07

Adjusted Net Income from Continuing Operations	$484	$470	3%	$2.75	$2.75	-%
Average diluted shares outstanding, GAAP basis	176	171
(a)	Charge relating to the 2011 operational review, including $34 million of severance costs relating to the elimination of approximately 400 positions in the fourth quarter of 2011 and $98 million of severance costs related to the elimination of approximately 1,200 positions for the full year 2011.

(b)	Regulatory settlement with the Financial Services Authority (FSA).

(c)	With effect from January 1, 2010 the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

8. Condensed Consolidated Income Statements by Quarter

	2010					2011
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenues
Commissions and fees	$962	$787	$721	$823	$3,293	$999	$852	$753	$816	$3,420
Investment income	9	10	10	9	38	8	8	7	8	31
Other income	-	-	-	1	1	-	1	-	1	2
Total Revenues	971	797	731	833	3,332	1,007	861	760	825	3,453
Expenses
Salaries and benefits	485	455	461	467	1,868	583	505	489	512	2,089
Other operating expenses	148	135	128	153	564	152	164	146	173	635
Depreciation expense	15	16	14	18	63	20	19	17	18	74
Amortization of intangible assets	21	21	22	18	82	17	17	18	16	68
Net loss/(gain) on disposal of operations	-	2	-	-	2	(4)	-	-	-	(4)
Total Expenses	669	629	625	656	2,579	768	705	670	719	2,862
Operating Income	302	168	106	177	753	239	156	90	106	591
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	-	-	-	-	171	-	-	-	171
Interest expense	43	41	40	42	166	40	34	38	44	156
Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	259	127	66	135	587	28	122	52	62	264
Income tax charge	67	35	10	28	140	1	31	2	8	42
Income from Continuing Operations before Interest in Earnings of Associates	192	92	56	107	447	27	91	50	54	222
Interest in earnings of associates, net of tax	20	(2)	9	(4)	23	16	(3)	10	(11)	12
Net income from Continuing Operations	212	90	65	103	470	43	88	60	43	234
Discontinued operations, net of tax	(1)	1	-	-	-	(1)	1	-	1	1
Net Income	211	91	65	103	470	42	89	60	44	235
Net income attributable to noncontrolling interests	(7)	(2)	(1)	(5)	(15)	(8)	(4)	-	(4)	(16)
Net Income attributable to Willis Group Holdings plc	$204	$89	$64	$98	$455	$34	$85	$60	$40	$219
Diluted Earnings per Share
Net Income attributable to Willis Group Holdings plc shareholders	$1.20	$0.52	$0.37	$0.57	$2.66	$0.20	$0.48	$0.34	$0.23	$1.24
Average Number of Shares Outstanding
- Diluted	170	171	171	172	171	174	176	176	176	176

9. Segment Information by Quarter

	2010					2011
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Commissions and Fees
Global	$330	$247	$208	$202	$987	$357	$269	$234	$213	$1,073
North America	365	328	330	346	1,369	356	326	316	322	1,320
International	267	212	183	275	937	286	257	203	281	1,027
Total Commissions and Fees	$962	$787	$721	$823	$3,293	$999	$852	$753	$816	$3,420

Total Revenues
Global	$333	$249	$210	$204	$996	$360	$272	$235	$215	$1,082
North America	368	333	334	350	1,385	358	328	318	325	1,329
International	270	215	187	279	951	289	261	207	285	1,042
Total Revenues	$971	$797	$731	$833	$3,332	$1,007	$861	$760	$825	$3,453

Operating Income
Global	$155	$86	$49	$30	$320	$176	$88	$53	$35	$352
North America	93	68	71	88	320	85	61	62	66	274
International	87	41	8	90	226	86	56	4	75	221
Corporate and Other (a)	(33)	(27)	(22)	(31)	(113)	(108)	(49)	(29)	(70)	(256)
Total Operating Income	$302	$168	$106	$177	$753	$239	$156	$90	$106	$591

Organic Commissions and Fees Growth
Global	7%	10%	4%	8%	7%	8%	3%	9%	6%	7%
North America	1%	(1)%	2%	(1)%	-%	(1)%	-%	(4)%	(7)%	(4)%
International	3%	6%	6%	8%	5%	6%	6%	5%	2%	5%
Total Organic Commissions and Fees Growth	3%	4%	4%	4%	4%	4%	3%	2%	(1)%	2%

Operating Margin
Global	46.5%	34.5%	23.3%	14.7%	32.1%	48.9%	32.4%	22.6%	16.3%	32.5%
North America	25.3%	20.4%	21.3%	25.1%	23.1%	23.7%	18.6%	19.5%	20.3%	20.6%
International	32.2%	19.1%	4.3%	32.3%	23.8%	29.8%	21.5%	1.9%	26.3%	21.2%
Total Operating Margin	31.1%	21.1%	14.5%	21.2%	22.6%	23.7%	18.1%	11.8%	12.8%	17.1%
(a)	Corporate and Other includes the costs of the holding company, foreign exchange loss from the devaluation of the Venezuelan currency, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, significant legal settlements which are managed centrally, and costs associated with the 2011 Operational Review.

CONTACT:

Willis Group Holdings
Investors:
Peter Poillon, 212-915-8084
peter.poillon@willis.com
or
Media:
Miles Russell, +44 203 124-7446
miles.russell@willis.com